Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Digital Generation, Inc. 2011 Incentive Award Plan of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of DG FastChannel, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 16, 2011